EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN
                               ENDOREX CORPORATION
                                       AND
                                MICHAEL S. ROSEN

     Agreement made this 29th day of October, 2001, between Endorex Corporation, a Delaware corporation (the "Company") and Michael S. Rosen (the "Executive"), superseding an Employment Agreement between the parties dated May 17, 2000 and becoming effective upon the later of: 1) the consummation of the merger with acquisition of (the "Merger") Corporate Technology Development ("CTD"), and 2) the execution by Dr. Cohn Bier of his employment agreement as Chief Executive Officer of the Company (the "Effective Date").

     The Executive is currently employed by the Company as President and Chief Executive Officer.

     Whereas the Company desires post - Merger to continue the employment of the Executive as its President and Chief Operating Officer, and the Executive desires to continue to be employed by the Company in those capacities.

     The Company and the Executive desire to set forth in this Agreement the terms and conditions on which the Executive will continue to be employed by the Company as its President and Chief Operating Officer.

     Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Employment

     The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. During the period for which he is employed as President and Chief Operating Officer, or other positions of equal or greater status or authority, the Company will use its best efforts to maintain the Executive has a member of the Board of Directors of the Company.

     2.   Term

     The employment of the Executive by the Company which commenced with the action by the Board of Directors of the Company (the "Board") on July 25th, 1996 shall automatically continue as hereinafter provided.

     3.   Position and Duties

     The Executive shall serve as President and Chief Operating Officer of the Company, and shall have such responsibilities and authority consistent with those positions as may, from time to time, be assigned to the Executive by the CEO and/or the Board of Directors of the Company (the "Board"). The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company, provided, however, that the executive shall be permitted to spend a portion of his working time as a consultant or director (or both) for any person, firm or corporation that does not engage in direct competition with the Company, or any of its subsidiaries, in the development, research relating to, manufacture, processing, marketing, distribution, or sale of any products that are or were the subject of research activities, developed, licensed, manufactured, processed, distributed, or sold by the Company, or any of its subsidiaries, at any time during the previous twelve (12) months of his employment by the Company ("Direct Competition"). Executive may accept directorships in for-profit and not-for profit corporations, whether public or private, except any for-profit corporation that engages in Direct Competition with the Company, or any of its subsidiaries. The Executive will advise the Board or the Executive Committee of the Board of any such activities in writing in advance of his acceptance of an outside directorship or consultantship. Approval will be automatic if no concern is raised in writing by the Board or the Executive Committee within seven (7) days.

     4.   Place of Performance

     In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company, currently located in Lake Forest, Illinois, except for required travel on the Company's business.

     5.   Compensation and Related Matters

          (a) SALARY. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary at a rate of not less than $254,600 per annum in equal monthly or other installments. The Executive's salary shall be subject to an annual review near or shortly after the end of each calendar year during the Term of this Agreement.

          (b) BONUSES. The Executive shall be entitled to an annual bonus of up to 50% of his base salary based upon meeting mutually acceptable objectively measurable milestones. The Company's assessment of the Executive's achievement of the milestones shall be shared by the Compensation Committee in writing to the Executive within a reasonable time after the conclusion of the bonus period being assessed.

          (c) EXPENSES. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, against receipt by the Company of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such expense reimbursement policy as may, from time to time, be adopted by the Board of Directors of the Company.

          (d) OTHER BENEFITS. The Company shall provide to Executive paid medical (including for the benefit of the dependents of Executive), long-term disability and life insurance up to $1,000,000. In addition, the Company shall maintain in full force and effect, and the Executive shall be entitled to participate in, all of its employee benefit plans and arrangements in effect on the date hereof or plans or arrangements providing the Executive with at least equivalent benefits thereunder (including, without limitation, each pension and retirement plan. and arrangement, supplemental pension and retirement plan and arrangement, stock option plan, life insurance and health and accident plan and arrangement, medical insurance plan, disability plan, survivor income plan, relocation plan and vacation plan). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section.

          (e) VACATIONS. The Executive is currently entitled to four (4) weeks paid vacation and upon reaching his ~ anniversary of employment with the company on Aug. 19th, 2002, shall be entitled to five (5) weeks of paid vacation in each year of his employment or whatever period is provided for by the Company's written policy, whichever is greater. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

          (g) SERVICES FURNISHED. The Company shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

          (h) OPTIONS. From time to time, at the discretion of the Board, or the appropriate committee thereof, the Executive may be granted options, in addition to those previously granted, to purchase shares of the Company's common stock. For the 25,000 options granted February 1999, all unvested options granted shall be immediately fully vested and immediately fully exercisable on the Effective Date of the Merger. For the 160,000 options granted February 2001 by the Company's Board of Directors, 45,000 of the Option Shares shall vest and become exercisable upon the Effective Date. 40,000 of the Option shares shall vest and become exercisable on the first anniversary of the grant date; 40,000 of the Option Shares shall vest and become exercisable on the second anniversary of the grant date; and the remaining 35,000 of the Option Shares shall vest and become exercisable on the third anniversary of the grant date.

          (i) "MERGER INTEGRATION AND STAY" BONUS PROGRAM. If Executive remains employed by the Company for one hundred eighty (180) days or more after the Merger with CTD or its affiliates ("CTD Deal"), Executive shall as of the next business day receive a one- time special "Merger integration and stay" bonus of fifteen percent (15%) of his annual base salary. If Executive remains employed by the Company for one year or more after the CTD Deal, he shall receive as of the business day first following day 365 an additional "stay" bonus of ten percent (10%) of his annual base salary, on top of the 15% "stay" bonus for the first 180 days. These " stay" bonuses shall not be considered part of the Executive's existing bonus program and shall be in addition to all other bonuses to which Executive is entitled.

     6.   Offices

     The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a Director of any of the Company's subsidiaries and in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by Article VII of the Company's By-Laws. Executive agrees that, upon termination of his employment with the Company for any reason whatsoever, he will resign from all positions as an executive officer and Director of the Company and all of its subsidiaries.

     7.   Confidential Information

     Executive covenants and agrees that he will not (except as required in the course of his employment), while in the employment of the Company or thereafter, communicate or divulge to, or use for the benefit of himself, or any other person, firm, association or corporation, without the consent of the Company, any information concerning any inventions, discoveries, improvements; processes, formulas, apparatus, equipment, methods, trade secrets, research, secret data, costs or uses or purchasers of the Company's products, research activities, or services, or other confidential matters possessed, owned, or used by the Company that may be communicated to, acquired by, or learned of by the Executive in the course of, or as a result of, his employment with the Company. Provided, however, that Confidential Information shall not include information that is or becomes generally known to others in the industry by any means other than a violation of this section by Executive. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like, relating to the business of the Company, which the Company shall use or prepare or come into contact with, shall remain the sole property of the Company and shall be surrendered by the Executive to the Company upon termination of his employment or upon request of the Board.

     8.   Inventions Discovered by Executive

     The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment. All such acts shall be done without cost or expense to Executive.

Executive shall be compensated for the giving of evidence or testimony after the term of Executive's employment at the rate of $2,400/day (each day to consist of 8 hours). Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. (5) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

     9.   Competition

          (a) During the period of the Executive's employment by the Company, and for a period of six (6) months after such employment (regardless of the reasons for termination of employment), Executive will not (i) engage in~ (ii) have any interest in any person, firm, or corporation that engages in; or (iii) perform any services for any person, firm, or corporation that engages in competition with the Company, or any of its subsidiaries in the development, research relating to, manufacture, processing, marketing, distribution, or sale of any products that were the subject of research activities, developed, licensed, manufactured, processed, distributed, or sold by the Company, or any of its subsidiaries, at any time during the last twelve (12) months of his employment by the Company, in any geographic area in which such business shall be carried on.

          (b) Executive will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company during the period of Executive's employment by the Company and for a period of two (2) years thereafter.

     10.  Termination

          (a) Notwithstanding any provision of this Agreement to the contrary, Executive's employment shall terminate upon his death, and the Company at any time may terminate his employment by giving him written notice of such termination (i) for cause, as hereinafter defined; (ii) if Executive shall violate any of the provisions of Sections 7 or 8 hereof, or (iii) if Executive shall become physically or mentally incapacitated and by reason thereof unable to perform his duties hereunder with or without reasonable accommodation for a period of ninety (90) consecutive days. For the purpose of clause (i) of this Section 10, "for cause" shall mean any of the following events: (x) conviction in a court of law of any crime or offense involving money or other property of the Company, or any of its subsidiaries, or any felony, (y) violation of specific written directions issued in good faith by the Board of Directors of the Company, provided, however, no discharge shall be deemed "for cause" under this clause (y) unless Executive shall have first received written notice from the Board of Directors of the Company advising of the acts or omissions that constitute such violation, and such violation continues uncured for a period of thirty (30) days after Executive shall have received such notice, or (z) gross negligence or intentional misconduct by the Executive that could cause material harm to the Company.

          (b) Executive agrees that in the event of his voluntary resignation other than for Good Reason as defined in Section 11, he will offer the board at least 60 days written notice. If Executive terminates his Employment with the Company pursuant to this section 10(b), the Executive shall only be entitled to any unpaid compensation earned through the last day of Executive's employment.

     11.  Compensation Upon Termination

     In the event Executive's employment hereunder is terminated other than for cause (as defined in Section 10), disability (as defined in Section 10) or death, or Executive terminates his employment for "Good Reason," he shall be entitled to the following severance benefits: (i) his base salary for six (6) months immediately following such termination (the "Severance Period") (plus, the bonus provided for in Section 5(B) attributable to the year in which termination of employment occurs, provided that such bonus payment shall be pro-rated based on the proportion of the objectives achieved during the portion of the bonus year worked by the Executive) to be paid according to the Company's regular payroll practices, and base salary for an additional six (6) month period commencing six (6) months following such termination (the "Additional Severance Period"), paid according to the Company's regular payroll practices, provided that such additional severance pay shall be reduced by the gross amount of any earnings from employment or consulting received by Executive and during the Additional Severance Period (Executive agrees to provide the Company with an accurate account of such earnings received before the issuance of each monthly check during the Additional Severance Period); (ii) continuation medical coverage pursuant to COBRA, at the Company's expense, until the expiration of the Additional Severance Period or until Executive obtains alternative coverage from another source, whichever occurs first (the "Benefits Period"); (iii) during the Benefits Period, a monthly cash payment equal to the Company's cost of providing an individual policy term life insurance and group disability coverage for Executive on the terms existing at the time of such termination, plus, during the Severance Period only, a "gross up" payment in the amount necessary to make the receipt of such cash payment tax-neutral to the Executive;
(iv) any stock options granted by the Company to the Executive, under this Agreement or otherwise, that are unvested at the time of such termination shall vest and become exercisable; and (v) Executive shall have up to one (1) year after the effective date of such termination to exercise his stock options (granted under this Agreement or otherwise) (Executive acknowledges that any stock options not exercised within ninety (90) days after such effective date will have been converted to non-qualified options.)

"Good Reason" shall be defined as any termination by the Executive within thirty
(30) days of the occurrence of any of the following events (i) a material breach of this Agreement by the Company; (ii) a relocation of the Executive's primary worksite to a location 40 miles or more from its then current location; or (iii) within 30 days of a "Change of Control," as defined below, a material reduction in the Executives duties or responsibilities, or a reduction in the Executive's then current salary, bonus or benefit levels, provided that a change in the Executive's titles shall not be considered Good Reason as long as he maintains his title as Chief Operating Officer. The Executive shall give the Company 30 days' written notice and opportunity to cure prior to any termination for Good Reason.

     As used herein, a "Change of Control" shall be deemed to occur if. (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company in which the holders of the Company's stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, or (ii) the Board approves any plan or proposal for liquidation or dissolution of the Company.

     Nothwithstanding anything herein to the contrary, if Executive's employment is terminated for any reason other than cause or if Executive terminates his employment for any reason within one year after the date of this agreement, Executive shall be entitled to all the severance benefits that are provided for termination without cause or resignation for Good Reason.

     12.  Successors; Binding Agreement

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid, which executes and delivers the agreement provided for in this Section 12, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement, and all rights of the Executive hereunder, shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees if the Executive should die while any amounts are earned but unpaid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisees, legatees, or other designee or, if there be no such designee, to the Executive's estate.

     13.  Notice

     For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Michael S. Rosen
          94 East Louis Avenue
          Lake Forest, IL 60045

          If to the Company:

          Endorex Corporation
          28101 Ballard Drive, Suite F
          Lake Forest, IL 60045
          Attention:   Board of Directors

or to such other address as any party may have furnished to the others in writing in accordance herewith' except that notices of change of address shall be effective only upon receipt.

     14.  Miscellaneous

     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

     15.  Validity

     The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     16.  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     17.  Arbitration

     Subject to the specific limitation set forth below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company except that each party shall bear its own attorneys' fees. This section shall not affect the Company's right to seek equitable relief in connection with Executive's violations or threatened violations of Sections 7, 8 and/or 9 of this Agreement. The parties agree that the exclusive venue for the resolution of such proceedings for equitable relief shall be in the federal and/or state courts located in Lake County, Illinois, and the parties consent to the jurisdiction of such courts.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year

                                                ENDOREX CORPORATION

                                                By: [ILLEGIBLE]
                                                    ----------------------------
first above written.                                Name:
                                                    Title

                                               Michael S. Rosen